Exhibit 99.1

Greg Peters, Chief Product Officer at Netflix, Joins 2U Board of Directors

Peters will bring unparalleled technology, product, and scale expertise to the board

LANHAM, Md. — February 21, 2018 — 2U, Inc. (NASDAQ: TWOU), a global leader in education technology, today announced that Greg Peters will join its Board of Directors — his first public company board seat — effective March 15, 2018. As Chief Product Officer of Netflix, Peters has global responsibility for leading the teams that design, build, and optimize the Netflix experience. An accomplished engineer and successful entrepreneur, Peters joined Netflix nearly a decade ago to help build and scale its streaming service. In the years since, he has taken on increasingly senior management roles as Netflix’s product, technology, and content strategy have rapidly evolved and scaled internationally, including overseeing the startup of Netflix Japan in Tokyo.

“2U is a purpose-driven company that speaks to my personal and professional passion for technology, innovation, and education,” Peters said. “I am excited about joining the board of a company that is delivering life-changing student outcomes while transforming the future of higher education globally.”

“Greg has already left an indelible impact on Netflix and, more importantly, on how the world now experiences and consumes content,” 2U Co-Founder and CEO Christopher “Chip” Paucek said. “As we enter a new phase of global growth and scale, having Greg’s technology and product expertise, as well as his leadership and international experience, on our board will be strategically invaluable to 2U.”

Peters joins the 2U Board on the heels of the company’s recent announcement of an exclusive, global partnership with WeWork, which includes the licensing of Flatiron School’s Learn.co technology. Once integrated into 2U’s proprietary learning platform, Learn.co will fundamentally enhance the teaching and learning experience in 2U-powered programs around the globe.

Prior to joining Netflix, Peters was senior vice president of consumer electronics products for Macrovision Solutions Corp. He also held senior positions at Mediabolic, Inc., Red Hat Network, and Wine.com. Peters has a B.S. in Physics and Astronomy from Yale University and began his career building satellites for the U.S. Government.

About 2U, Inc. (NASDAQ: TWOU)

2U partners with great colleges and universities to build what we believe is the world’s best digital education. Our platform provides a comprehensive fusion of technology, services and data architecture to transform high-quality and rigorous campus-based universities into the best digital versions of themselves. 2U’s No Back Row® approach allows qualified students and working professionals around the world to experience a first-rate university education and successful outcomes. To learn more, visit 2U.com.

Media Contact

Molly Greenberg, 2U, Inc.

mgreenberg@2U.com